EXHIBIT 99.1

FPB BANCORP, INC.

FPB Bancorp, Inc. and First Peoples Bank Announce Next Branch Office Location

Port St. Lucie, Florida (June 4, 2007) – FPB Bancorp, Inc.’s wholly-owned subsidiary, First Peoples Bank, announced today that it intends to continue its expansion into the rapidly growing market of Martin County, Florida. On May 30, 2007, the Bank executed a lease for a new branch office in Palm City, Florida, located at 3001 SW Martin Downs Boulevard, Palm City, Florida. The Bank expects to open the branch in the fourth quarter of this year, pending receipt of regulatory approvals.

“Our new Palm City location will allow us to better serve our existing Martin County clients, as well as build new financial relationships in Palm City and its surrounding communities,” said First Peoples Bank President and CEO, David W. Skiles. Mr. Skiles concluded by saying, “we are in the process of recruiting experienced and talented community bankers to staff this branch and are very excited to be able to serve this new group of customers.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has four full-service branches located in Port St. Lucie, Fort Pierce, Stuart, and Vero Beach, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.

1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952